Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS THIRD QUARTER 2017 RESULTS

Houston, TX — October 26, 2017 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced net income of $22.3 million or $0.59 per diluted share, for the quarter ended September 30, 2017, as compared to $20.5 million or $0.54 per diluted share, for the quarter ended September 30, 2016.  The Company reported revenue of $480.9 million in the current quarter, as compared to $428.8 million in 2016.  The Company reported free cash flow of $39.5 million in the current quarter, as compared to $7.3 million in 2016.  Backlog as of September 30, 2017 was $901.2 million as compared to $937.8 million as of June 30, 2017 and $719.3 million as of September 30, 2016.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are pleased to report third quarter results marked by strong earnings and cash flow performance.  Margins continued to benefit from solid field execution, and we are reporting the highest third quarter cash flow in our history.”

The Company reported net income of $47.7 million or $1.27 per diluted share, for the nine months ended September 30, 2017, as compared to $48.0 million or $1.27 per diluted share, in 2016.  The Company also reported revenue of $1.33 billion, as compared to $1.24 billion in 2016.  Free cash flow for the nine months ended September 30, 2017 was $49.6 million, as compared to $33.3 million in 2016.

Mr. Lane concluded, “Our backlog remains strong, as we finished our busiest quarter at same-store levels much higher than a year ago.  We feel that the environment for non-residential construction remains favorable, and our results and strong cash flow give us the confidence to continue our investments in productivity and growth.  In light of our strong backlog and the generally supportive environment in our industry, we remain optimistic about the remainder of 2017 and about our prospects for growth and profitability in 2018.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Friday,  October 27, 2017 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-680-0865 and enter 89429063 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3WW66FX7.  The Company anticipates that an accompanying slide presentation will also be available under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 3:00 p.m. Central Time, Friday,  November 3, 2017 by calling 1-888-286-8010 with the conference passcode of 38729423, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 109 locations in 98 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,”

“could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	(Unaudited)				(Unaudited)
	2017	%	2016	%	2017	%	2016	%
Revenue	$480,851	100.0%	$428,760	100.0%	$1,326,850	100.0%	$1,242,240	100.0%
Cost of services	379,993	79.0%	335,944	78.4%	1,054,300	79.5%	986,496	79.4%
Gross profit	100,858	21.0%	92,816	21.6%	272,550	20.5%	255,744	20.6%

SG&A	66,707	13.9%	61,032	14.2%	196,553	14.8%	180,245	14.5%
Goodwill impairment	—	—	—	—	1,105	0.1%	—	—
Gain on sale of assets	(184)	—	(166)	—	(464)	—	(523)	—
Operating income	34,335	7.1%	31,950	7.5%	75,356	5.7%	76,022	6.1%

Interest expense, net	(945)	(0.2)%	(560)	(0.1)%	(2,337)	(0.2)%	(1,864)	(0.2)%
Changes in the fair value of contingent earn-out obligations	2,469	0.5%	804	0.2%	1,845	0.1%	468	—
Other income (expense)	10	—	80	—	57	—	455	—
Income before income taxes	35,869	7.5%	32,274	7.5%	74,921	5.6%	75,081	6.0%

Income tax expense	13,585		11,803		27,188		27,052
Net income	$22,284	4.6%	$20,471	4.8%	$47,733	3.6%	$48,029	3.9%

Income per share:
Basic	$0.60		$0.55		$1.28		$1.28
Diluted	$0.59		$0.54		$1.27		$1.27

Shares used in computing income per share:
Basic	37,232		37,360		37,259		37,380
Diluted	37,626		37,821		37,684		37,854

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017	%	2016	%	2017	%	2016	%

Net income	$22,284		$20,471		$47,733		$48,029
Income taxes	13,585		11,803		27,188		27,052
Other expense (income), net	(10)		(80)		(57)		(455)
Changes in the fair value of contingent earn-out obligations	(2,469)		(804)		(1,845)		(468)
Interest expense, net	945		560		2,337		1,864
Gain on sale of assets	(184)		(166)		(464)		(523)
Goodwill impairment	—		—		1,105		—
Depreciation and amortization	10,437		6,513		27,336		19,671
Adjusted EBITDA	$44,588	9.3%	$38,297	8.9%	$103,333	7.8%	$95,170	7.7%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income including noncontrolling interests, income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)

Cash and cash equivalents	$29,496	$32,074
Accounts receivable, net	390,497	318,837
Costs and estimated earnings in excess of billings	39,333	29,369
Other current assets	36,051	35,677
Total current assets	495,377	415,957
Property and equipment, net	74,883	68,195
Goodwill	203,771	149,208
Identifiable intangible assets, net	78,527	42,435
Other noncurrent assets	32,029	33,108
Total assets	$884,587	$708,903

Current maturities of long-term debt	$618	$600
Current maturities of long-term capital lease obligations	90	163
Accounts payable	122,203	103,440
Billings in excess of costs and estimated earnings	103,049	83,985
Other current liabilities	147,842	129,493
Total current liabilities	373,802	317,681
Long-term debt	80,951	1,955
Long-term capital lease obligations	33	93
Other long-term liabilities	17,872	12,541
Total liabilities	472,658	332,270
Total stockholders’ equity	411,929	376,633
Total liabilities and stockholders’ equity	$884,587	$708,903

Selected Cash Flow Data (Unaudited) (In Thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cash provided by (used in):
Operating activities	$44,512	$13,333	$65,692	$49,754
Investing activities	$(16,155)	$(6,020)	$(110,906)	$(74,920)
Financing activities	$(33,326)	$(20,258)	$42,636	$(5,961)

Free cash flow:
Cash from operating activities	$44,512	$13,333	$65,692	$49,754
Purchases of property and equipment	(5,184)	(6,353)	(16,830)	(17,257)
Proceeds from sales of property and equipment	179	353	784	847
Free cash flow	$39,507	$7,333	$49,646	$33,344

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.